Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated February 10, 2015

J.P. Morgan US Treasury Note Futures (G) Tracker

Index Highlight - February 2015

OVERVIEW
The JPMorgan US Treasury Note Futures (G) Tracker Index (the "Index") is a
proprietary J.P. Morgan strategy that seeks to replicate the returns of maintaining a long position in 10-Year U.S. Treasury notes futures contracts.

Hypothetical and Actual Historical Performance --Jan 31, 2005 to Jan 30, 2015
[GRAPHIC OMITTED]
Key Features of the Index

[] Synthetic index which aims to replicate a rolling position in US 10 year
Treasury Futures;

[] Notionally rolled on a quarterly basis(2), prior to the expiry of the current front month contract;

[] The futures contract is based on U.S. Treasury notes maturing between 6.5 years and 10 years from the delivery month;

[] Levels published on Bloomberg under the ticker RFJGUSBE
[GRAPHIC OMITTED]
Recent Index Performance

         Historical Return
-------- -----------------
Jan 2015      3.21%
-------- -----------------
Dec 2014     -0.20%
-------- -----------------
Nov 2014      1.04%
-------- -----------------

Hypothetical and Historical Total Returns (%) and Volatility (%) -- Jan 30,
2015

Three Year Annualized Return(1)   2.49%
--------------------------------- -----
Five Year Annualized Return(1)    5.21%
--------------------------------- -----
Ten Year Annualized Return(1)     4.43%
--------------------------------- -----
Ten Year Annualized Volatility(3) 6.19%
--------------------------------- -----
Ten Year Sharpe Ratio(4)          0.717
--------------------------------- -----

Notes
1) Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily Index closing levels from Jan 31, 2005 through Aug 27, 2009, and the actual historical performance of the Index based on the daily Index closing level from Aug 28,
2009 through Jan 30, 2015, as well as the performance of the US Generic
Government 10 Year Yield Index over the same period. There is no guarantee of any future performance for these indices based on this information. Source:
Bloomberg and JPMorgan.

2) On a quarterly basis (generally, the second to last business day in
February, May, August and November), J.P. Morgan Securities Ltd., or JPMSL,
acting as the Index calculation agent, will rebalance the Index to take synthetic long positions in the next 10 year Treasury Futures Contract scheduled to expire immediately following the contract closest to expiration.

3) Calculated based on the annualized standard deviation for the ten year period prior to Jan 30, 2015

4) For the above analysis, the Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com February 02, 2015

Key Risks

[] Our affiliate, JPMSL, is the index calculation agent and may adjust the Index in  a  way that affects its level. The policies and judgments for which JPMSL is responsible  could  have  an  impact,  positive or negative, on the level of the
Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor in financial instruments linked to the Index.

[] The Index comprises notional assets only. You will not have any claim against any of the 10-year Treasury futures underlying the Index or the related Treasury securities.

[]  Interest  Rate  Risk  --  The  level  of  the  Index changes daily, at times significantly  based  upon  the  current  market  prices of the volatile 10-year
Treasury  futures  contracts and the related Treasury notes. These market prices are  influenced by a variety of factors, particularly interest rate changes, the yields  on  the  Treasury  futures/notes  as compared to current market interest rates and the actual or perceived credit quality of the U.S. government.

[]  The  Index may be subject to high levels of volatility. Futures contracts on the  10-year  U.S.  Treasury notes are highly leveraged and often display higher volatility and less liquidity than the 10-year U.S. Treasury Notes.

[]  The  settlement  price  of  10  year  Treasury  Futures  may  not be readily available.

[]  The  Index  was  established  in  August  2009  and  therefore has a limited operating history.

[]  The  Index  may  in the future be subject to an adjustment factor that could negatively affect the level of the Index.

The  risks identified above are not exhaustive. You should also review carefully the  related  "Risk  Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Index Disclaimers

The Index was developed, complied, prepared and arranged by JPMorgan through the expenditure  of  substantial  time,  effort  and  money and constitutes valuable intellectual  property  and  trade  secrets  of  JPMorgan. All right, title, and interest  in and to the Index is vested in JPMorgan and the Index cannot be used without  JPMorgan's  prior written consent. Information herein is believed to be reliable but JPMorgan does not warrant its completeness or accuracy.

DISCLAIMER

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com February 02, 2015